Darwin Professional Underwriters, Inc.

Benefits for Named Executive Officers under 2006 Stock Incentive Plan Which Have Become Final Upon Plan Approval at the 2007 Annual Meeting Of Stockholders

Name	Stock Options	Stock Options	Shares of
	Granted Effective	Granted Effective	Restricted Stock
	5/19/06 (1)	2/23/07 (2)	(3)
Stephen J. Sills	57,787	14,365	5,803
David J. Newman	10,833	5,869	2,371
Paul F. Romano	7,228	6,299	2,544
Mark Rosen	21,683	15,319	6,188
John L. Sennott, Jr.	14,557	6,299	2,544

(1) All options in this column vest in 25% increments on May 19, 2007, 2008, 2009 and 2010, and all expire on May 19, 2016. All are exercisable at $16.00 per share.

(2) All options in this column vest in 25% increments on February 23, 2008, 2009, 2010 and 2011, and all expire on February 23, 2017. All are exercisable at $25.30 per share.

(3) Restricted stock was granted at the then-current fair market value of $25.30 per share. Restrictions lapse on 50% of the shares on February 23, 2010, and remaining 50% on February 23, 2011, except for Mr. Rosen’s shares. For Mr. Rosen, restrictions lapse in increments, as follows: 806 shares on 2/23/08; 2,288 shares on 2/23/09; 1,547 shares on 2/23/10; and 1,547 shares on 2/23/11.